CONTACT:
U.S. Physical Therapy, Inc.
Nchacha Etta, Chief Financial Officer
email: netta@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

Exhibit 99.1

U.S. Physical Therapy Announces the Appointment
of New Board Member Myra Davis

Houston, TX, September 21, 2026 – U.S. Physical Therapy, Inc. (“USPH” or the “Company”) (NYSE, NYSE Texas: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today announced that its Board of Directors (the “Board”) approved the appointment of Ms. Myra Davis to serve as a member of the Board, effective October 1, 2026.

Myra Davis currently serves as the Executive Vice President and Chief Information Innovation Officer at Texas Children’s Hospital, a position she held since 2023. She has served in a variety of information services and information technology roles at Texas Children’s Hospital since 2003, including Senior Vice President and Chief Information and Innovation Officer from 2019 to 2023 and Chief Information Officer from 2009 through 2019. In this role, Ms. Davis leads enterprise technology strategy, digital transformation, innovation, and information services for one of the nation’s leading pediatric healthcare organizations.  With more than two decades of CIO-level healthcare leadership, Ms. Davis is recognized for advancing secure, scalable technology solutions, cultivating high-performing teams, and positioning technology as a catalyst for innovation, operational excellence, and improved care delivery. Ms. Davis also serves on the Board of Directors of Werfen, a global medical diagnostics company, and on the Advisory Board of Healthcare Information Management Systems Society of America.  Ms. Davis received a Bachelor of Science degree in Computer Information Processing from Loyola University, and a Master of Science degree in Software Design and Development from the University of St. Thomas.

Chris Reading, Chairman of the Board, CEO and Director, stated, “Myra brings a wealth of technology experience, strategic insight and leadership experience to our Board. We are confident her background in technology and innovation will provide valuable perspective as we continue to position our Company for long-term success. Our entire Board and executive team look forward to working with Myra and benefiting from her experience.”

About U.S. Physical Therapy, Inc.
Founded in 1990, U.S. Physical Therapy, Inc. owns and/or manages 799 outpatient physical therapy clinics in 45 states. USPH clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically related injuries and rehabilitation of injured workers. USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.